Exhibit 107
Calculation of Filing Fee Tables
F-3
(Form Type)
Immatics N.V.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares	Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Debt	Debt Securities	Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Warrants	Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Subscription Rights	Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Purchase Contracts	Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Other	Units	Rule 457(r) (1)	(1)	(1)	(1)	(1)	(1)

	Equity	Ordinary Shares	Rule 457(o)	N/A	N/A	$150,000,000	0.00015310	$22,965

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$150,000,000		$22,965

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$22,965

(1)
The registrant is relying on Rule 456(b) and
Rule
457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees.
In
connection with the securities offered hereby, the registrant will pay
“pay-as-you-go
registration fees” in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment. An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement.

1